Exhibit 10.2

AMENDMENT ONE TO COMMERCIAL MANUFACTURING AGREEMENT

This first amendment (the “Amendment”) to that certain Commercial Manufacturing Agreement (the “Agreement”) effective as of February 5, 2013 by and between Pharmacyclics, Inc. a corporation organized under the laws of State of Delaware and having its principal place of address 995 E. Arques Avenue, Sunnyvale, CA 94085 (“Pharmacyclics”), and Lonza Sales Ltd., Münchensteinerstrasse 38, CH-4002 Basel, Switzerland (“Lonza”), is made effective and entered into by and between Pharmacyclics and Lonza as of October 2, 2013 (the “Amendment Effective Date”).  Pharmacyclics and Lonza may be referred to herein individually as a “Party” and together as the “Parties.” Unless expressly defined herein, any capitalized term shall have the same meaning provided in the definition of the term in the Agreement.

WHEREAS, the business plans of the Parties are now more fully developed;

WHEREAS, such business plans call for Lonza to purchase [**] for Lonza’s use in the Manufacture of Product for Pharmacyclics; and

WHEREAS, the Parties recognize that the Agreement must be amended to accommodate such business plans and enable Lonza to purchase [**] directly from [**] for Lonza’s use in the Manufacture of Product for Pharmacyclics;

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

I.           [**]

II.           Please amend Clauses 2.6 and 2.7 of the Agreement to read as follows.

2.6
Supply of Pharmacyclics Information and Raw Materials (excluding [**]). Promptly following the signature of this Agreement, Pharmacyclics shall supply to Lonza all Pharmacyclics Information and such other information or materials that may be reasonably required by Lonza for the purpose of performing the Manufacturing, including, to the extent agreed by the Parties, any Raw Materials designated to be supplied by Pharmacyclics, but excluding [**]. To the extent Pharmacyclics is expected to supply any Pharmacyclics Materials (excluding [**]) to Lonza in the future, prior to effecting such change in sourcing, the Parties agree that they will amend this Agreement to include terms allocating responsibility for quality and timeliness of such Pharmacyclics Materials.

2.7
Raw Materials. At Pharmacyclics’s request [**] by Pharmacyclics, Lonza shall purchase and hold up to [**] of Key Raw Materials (excluding [**]) to serve as safety stock. Pharmacyclics shall be responsible for the cost of Raw Materials (excluding [**]) (i) to the extent that such Raw Materials  are used in the manufacture of Batches pursuant to the terms hereof or expire, or (ii) upon termination pursuant to Section 14.  Pharmacyclics shall be responsible for the cost of [**] (i) to the extent they expire or (ii) upon termination pursuant to Section 14.  Raw Materials (including [**] to the extent Pharmacyclics is responsible for the cost of such [**] pursuant to the immediately preceding sentence) shall be invoiced pursuant to Section 8 [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

III.	Please delete Clause 2.9 in its entirety and replace it with new Clause 2.9 set forth below.

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IV.	Please amend Clause 3.3 of the Agreement to read as follows.

3.3
Steering Committee. Each Party shall name a mutually agreed upon equivalent number of representatives for the Steering Committee, which shall meet up to [**] times per calendar year, or as otherwise mutually agreed by the Parties.  In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Pharmacyclics and Lonza.  If such executives cannot resolve the dispute, either Party may pursue a resolution through a court action in accordance with Section 16.4 below.  The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and resolve any issues arising under this Agreement.  In addition to the primary function described above, the Steering Committee shall also undertake the following responsibilities:

•	Discuss and seek resolution of issues relating to management of Manufacturing;

•	Agree to and monitor deadlines and milestones for the Manufacturing;

•	Discuss and recommend any changes to the Manufacturing (although such changes will not take effect until incorporated herein and made a part hereof by written amendment signed by both Parties).

The Parties will use commercially reasonable efforts to ensure that their representatives attend each meeting and discuss events in good faith with the aim of furthering and successfully concluding the Manufacturing to be performed under this Agreement.  [**]

V.	Please amend Clause 6.1 of the Agreement to read as follows.

[**]

VI.	Please amend Clause 6.6 of the Agreement to read as follows.

 [**]

VII.	Please amend Clauses 7.1, 7.2, 7.3.1 and 7.3.2 of the Agreement to read as follows.

7.1
Delivery. Product and samples shall be delivered [**] (as defined by Incoterms® 2010) [**]. As applicable, Lonza shall deliver to Pharmacyclics the Certificate of Analysis, the Certificate of Compliance and such other documentation as is reasonably required to meet all applicable regulatory requirements (including cGMP) of the relevant governmental authorities not later than the date of delivery of cGMP Batches (the “Release”).  [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3.	Acceptance/Rejection of Product.

7.3.1
After delivery of Product and [**] in accordance with Clause 7.1, Pharmacyclics shall diligently examine the Product. Notice of all claims (time being of the essence) arising out of visible damage to or total or partial loss of Product in transit shall be provided in writing to Lonza and the carrier within [**] business days (Saturdays, Sundays and Bank or other public holidays excluded) of delivery [**].

7.3.2
Promptly following Release of cGMP Batches by Lonza, Pharmacyclics shall have the right to review the Certificate of Analysis and/or test cGMP Batches to determine compliance with the Specifications and cGMP.  Pharmacyclics shall notify Lonza in writing of any rejection of a cGMP Batch based on any claim that it fails to meet Specifications or cGMP within [**] days of the delivery [**] of such Batch, after which time all unrejected cGMP Batches shall be deemed accepted, except in the case of any latent defect in the Product which could not have been discovered by Pharmacyclics through its testing of the Product in accordance with this Article 7 (a “Latent Defect”).  Pharmacyclics shall notify Lonza of any Latent Defect within [**] years of delivery [**] of the affected Product.  All Product for which such a notice is not delivered during the applicable time period set forth above shall be deemed accepted by Pharmacyclics and Pharmacyclics’s right to reject such Product shall be deemed waived.

VIII.	Please amend Clauses 8.2, 8.3 and 8.5 of the Agreement to read as follows.

8.2	All prices and charges are [**]

8.3
Unless otherwise specified in a Project Plan, invoices for payment of Batches ordered under each Purchase Order shall be issued as follows: (a) [**] percent ([**]%) of the value of the Purchase Order shall be invoiced upon confirmation of the Purchase Order by Lonza and (b) [**] percent ([**]%) of the value of the lot released pursuant to the Purchase Order shall be invoiced upon the earlier of (i) [**] days following Lonza’s Release  or (ii) release of Product by Pharmacyclics; provided, that Lonza shall invoice costs for ordering any additional Raw Materials (excluding [**]) pursuant to Clause 2.7 upon request by Pharmacyclics for placement of such an order. All invoices are strictly net and payment must be made within [**] days of the date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim, except with respect to the [**] percent ([**]%) payment made upon confirmation of the Purchase Order as provided above.

8.5	Price adjustments

(a)
In each event of changes to the Process, Manufacturing, or services, or changes to assumptions related to any of the foregoing, including any modification of any kind made to the manner in which such activities are currently conducted (subject, in each case, to Pharmacyclics’ approval when required), Lonza may adjust the applicable Product or service price after discussion with and the consent of Pharmacyclics.  [**]

(b)
[**] per calendar year, Lonza may adjust the price of Product services in accordance with [**] increase for the immediately preceding calendar year.  The new price reflecting such adjustment shall be effective for any Batch or services, as the case may be, for which the commencement date of Manufacturing or commencement of the applicable stage of services, as applicable, is on or after the date of Lonza’s notice to Pharmacyclics of such price adjustment.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	[**]

(d)	[**]

(e)	[**]

IX.	Please amend Clause 12.2 of the Agreement to read as follows:

Pharmacyclics shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents from and against any loss, damage, costs and expenses (including reasonable attorney fees) that such Lonza indemnitees may suffer as a result of any Third Party claim arising directly out of (i) any material breach of the warranties given by Pharmacyclics in 11.2 above; or (ii) any claims alleging that the conduct of the Manufacturing or other services hereunder infringe any Intellectual Property rights of Third Parties; (iii) the manufacture, use, sale, or distribution of any Product, including any claims of product liability, or [**]; except, in each case, (x) for claims under subclauses (i)-(iii) hereunder, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any of such Lonza indemnitees [**].

X.
Please delete Appendix E in its entirety and replace it with the sheet marked “Appendix E (Amended)” and provided under Attachment A hereto.  Please replace the term “Appendix E” with the term “Appendix E (Amended)” at every occurrence throughout the Agreement.

XI.
This Amendment to the Agreement shall take effect as of the Amendment Effective Date.  This Amendment shall be deemed a part of and incorporated into the Agreement.  Except as expressly set forth in this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and are ratified, confirmed in all respects, and remain in full force and effect.  In case of any conflict between this Amendment and the Agreement, the terms of this Amendment shall govern.

XII.
This Amendment may be executed in counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if the Parties have not executed the same counterpart. Signatures provided by facsimile transmission will be deemed to be original signatures. Both Parties agree that a photocopy of such facsimile may also be treated by the Parties as an original.

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their respective duly authorized representatives as of the Amendment Effective Date set forth above.

LONZA SALES LTD

By:	/s/ Syedti Husain
	Name:	Syedti Husain
	Title:	Head of Sales and BD

By:	/s/ Rachel Corder
	Name:	Rachel Corder
	Title:	Senior Legal Counsel

PHARMACYCLICS, INC.

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	Chief Executive Officer and Chairman

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT A

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX E (AMENDED)

Pricing Schedule

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[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.